Exhibit 99.2


Event ID:   963951
Event Name: Q3 2004 The Smith & Wollensky Restaurant Group, Inc. Earnings Conference Call
Event Date: 2004-11-11T22:00:00 UTC

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Notes:
Converted From Text Transcript
Event ID:   963951
Event Name: Q3 2004 The Smith & Wollensky Restaurant Group, Inc. Earnings Conference Call
Event Date: 2004-11-11T22:00:00 UTC
******************************************************
Notes:
Converted From Text Transcript
963951
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P: Operator;
C: Alan Stillman; Smith & Wollensky Restaurant Group; Chairman & CEO
C: Alan Mandel; Smith & Wollensky Restaurant Group; CFO
P: Dennis Forst; Key Bank; Analyst
P: Dan Vincent; The Vincent Group; Analyst
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P: Operator;
C: Alan Stillman;Smith & Wollensky Restaurant Group; Chairman & CEO
C: Alan Mandel;Smith & Wollensky Restaurant Group;CFO
P: Dennis Forst;Key Bank;Analyst
P: Dan Vincent;The Vincent Group;Analyst

+++ presentation
Operator: Good afternoon and thank you for joining us for the Smith & Wollensky Restaurant Group's third-quarter earnings conference call. As you know, the Company issued its third-quarter earnings press release earlier this afternoon. If you do not have it and would like a copy of the release faxed or e-mailed to you, please contact our office at 212-838-2061, and they will see that you will get what you need immediately.

Before we begin, I would like to point out that any comments made today that are forward-looking are pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties which may affect the Company's business and prospects including economic, competitive, governmental, food and labor supply, and other factors discussed in the Company's filings with the Securities and Exchange Commission. (OPERATOR INSTRUCTIONS). Now I would like to turn the call over to Mr. Alan Stillman, Chairman and CEO of the Smith & Wollensky Restaurant Group.

Alan Stillman: Thank you and good afternoon to everybody. Here with me is our CFO Alan Mandel, and we will certainly answer questions when we finish with our explanations for the third quarter.

As an overall comment, I would like to say that this quarter was as challenging as any one that we have had since we have gone public, and we certainly are extremely dissatisfied with most of the happenings of the third quarter, which I will briefly explain and then will let Alan run through the numbers.

Our restaurant sales for the third quarter increased approximately 5.9 percent from a year ago, up to $24.5 million. And our comparable consolidated restaurant sales went down by 2 percent, which is the first time in 10 quarters that we had a sales decline, and we lost $3.2 million compared to the net loss of $1.7 million in the third quarter of 2003.

I will let Alan discuss the numbers, but I want to explain to you some of the reasons that we were down this quarter, which was probably the most unique quarter that we have had since we have gone public. In fact, it certainly was. We did have something good. We opened up Boston and we had marked the highest levels ever achieved in the first four weeks of operations for any of our restaurants in the country. So obviously our start up in Boston is a boomer, and it is going extremely well.

On the downside, there were a whole bunch of factors that contributed to the increase in net loss, most of which were completely out of our control. As almost everyone knows, during the third quarter we had the Republican National Convention come into New York City, and that induced a 10-day period, a weekend before the convention and a weekend after the convention, and the whole week during the convention where New Yorkers left, people from the suburbs -- Teaneck and Great Neck -- were afraid to come in, and the conventioneers were either booked into other things or did not have the time to go out, and a lot of them do not have the qualifications or the money in their pockets that it takes to go to restaurants at $75 a person. So our three owned restaurants in New York sales were down by 7 percent for 2003, with the month of September the Convention was partly responsible for a 16 percent loss. Very difficult to recover from something like that and obviously way above anything that we could possibly come up to compete with as to trying to understand how not to have the revenue losses that we had.

Obviously we also had three hurricanes -- actually I think there were four. We had three different closings mostly on weekends of our Miami Beach restaurant. New Orleans was closed also for several nights, and the entire city of Miami Beach was truly affected for the entire month. It was not only as if the restaurant was closed for a few days. It was as if no one in Miami wanted to go out, and certainly anybody that was in New York, Philadelphia, Washington, and points north that usually goes down there said, I'm not going down there because nothing is going on. So that caused a huge, huge difference.

On the plus side, and this was after the quarter was over, we reported already on October 28 that our October sales for that month, for the single month of October, were up about to $10.8 million or 25 percent from 2003, and our comp sales increased to 8.3 percent from 2003 for a total of $9.3 million. So we hope and we believe that the month of September was a complete anomaly compared to what we have normally been doing over the last few quarters.

We also have included both in the nine months the openings of Houston and Boston, and this resulted in additional expense for the nine months of $500,000. So there were some very unusual things, and as you can see, when you add up all those things, they do account for a great deal of our loss.

On a positive note, we did experience some easing off of the cost of beef, which is the first time that we have seen that in I would imagine a year and a half to two years, and that is certainly something that is extremely necessary for us to get back to the normal levels of costs for our business and the way we normally do business with a total cost of goods hopefully getting under 30 percent, which happened back a few years ago, and we think that we can get back to them with a leveling off of beef prices.

We also made some significant public filings last week. The first one announced that the Plaza Hotel had been sold on October 13th, and they have informed us of that sale. They have informed us that they no longer wish to have ONEc.p.s., our restaurant in the Plaza open, but we did not own that restaurant. It was a managed unit, and we have announced that we will no longer be running that unit starting January 1st.

We also filed a separate 8-K that said that along with consulting with our predecessor auditors, KPMG, it was determined that we have to restate previously filed financial statements due to a change in accounting treatment relating to Las Vegas. You should know that none of these things are cash, but they certainly are tax accounting problems.

This restatement will reduce the cost basis of Las Vegas land which is accounted for in a capital lease from $9.9 million to $8 million. I'm not quite sure personally that I understand it, and if you have any questions on it, I hope that Alan can answer them, because it is quite over my head on an accounting basis, especially since within the last 30 days we had appraised the property, the buildings and the improvements to $32.9 million, and we had had that done previously about six months ago at about $30 million. So we believe we have two accurate appraisals, and therefore, the difference between what the accounting determinations are and what the property is worth certainly have a difference.

We do have a remaining obligation under the capital lease of $10.1 million, and the land and building and improvements are the security for $9 million of the Company's outstanding debt. The restatement's impact on the operations is a non-cash increase to occupancy and will be changed for 2003 and for 2004, and Alan will tell you the exact numbers on what they are. But they are certainly non-cash, and they are certainly due to a difference in what the accounting standards required us to do.

Now I would like to turn the call over to Alan Mandel to review our financial highlights in greater detail, and then he and I will both be able to answer whatever questions you have at the end. Thank you.

Alan Mandel: Thank you, Alan. As Alan mentioned, our total owned restaurant sales for the third quarter of 2004 were $24.5 million. This is a 5.9 percent increase from the corresponding period a year ago.

Comparable consolidated restaurant sales for the quarter were down 2 percent. Comparable consolidated restaurant sales include a managed unit as a result of our adoption of FIN 46 at the beginning of 2004. As Alan pointed out, this represents the first quarter in the last 10 in which consolidated comparable unit sales decreased.

Net loss for the third quarter of 2004 was $3,159,000 or 34 cents a share, and this compared to a net loss of 1,697,000 or 18 cents a share in the comparable quarter of 2003. I would repeat Alan's comment that we are disappointed with the quarterly sales. Further, a number of other factors combined to make this a poor quarter in terms of bottom-line results.

First, let me expand a little bit on one item. As Alan mentioned, we announced via an 8-K that we filed on November 4th that a restatement of our results for all quarters from the second quarter of 2003, which ended June 30, 2003, through the second quarter of this year, 2004, which ended on June 28, is required. The source of this restatement is the accounting treatment of an April 2003 amendment to our ground lease for our Las Vegas location.

We began, back in the second quarter of 2003, the periodic reduction of a previously recorded deferred rent liability, which had totaled approximately $1.9 million as of April 2003. That liability, which was no longer due to the landlord following the amendment, was being reduced by approximately $31,000 per month. And the offset to that reduction in the liability was being booked as a reduction of deferred rent expense. In other words, income to us each quarter and each month.

It has since been determined after discussions with our former auditors that the correct accounting would have been to offset the entire liability, the whole $1.9 million, against the carrying value of the land. We have now offset that entire $1.9 million against the land's previous carrying cost and will restate income in each quarter from the third quarter of 2003 through the second quarter 2004 by $93,000 and we will go back to the second quarter of 2003 and restate that by 62,000 since only two months out of the three in that quarter were affected. All restatements, by the way, represent non-cash items.

I would like to clarify something that Alan said a few minutes ago, the appraisals we have on this property actually one of them is several months old and the other is a couple of years old.

Turning to specific lines of the statement of operations for the quarter, as in past calls, much of what I'm going to discuss will address comparable consolidated restaurants. That is those that have been open for at least 15 months. Whenever I am referring to all restaurants, I will make sure I make that distinction.

Returning to sales for the moment, in our consolidated comparable restaurants, we were negatively impacted by the loss of operating days at both Miami and the New Orleans locations because of the three major hurricanes. However, Alan and I both want to point out to you that while we lost sales not only during the hurricanes actual peak, but in the days surrounding that period, we were fortunate in that the direction these hurricanes took caused no losses to the physical properties, and certainly we could have been exposed to losses. We were very fortunate not to suffer physical damage in either city.

We were further impacted as Alan pointed out by the Republican Convention in New York which caused regular customers to avoid Manhattan without providing significant business from convention attendees. We simply were not able to react sufficiently on the cost lines to avoid a significant P&L impact from these events.

Turning to cost of goods sold in the quarter. We finally began to see some relief in the cost of beef toward the end of the quarter, and we experienced a 27 basis point improvement in food costs for our comparable consolidated restaurants for the quarter when compared to the third quarter of 2003. However, there were shifts in the mix of our sales in the quarter, principally from banquet sales to a la carte food sales, and that mitigated some of the food cost improvement. Banquet sales have a more favorable cost ratio than a la carte foods. So when the mix changes are taken into account, the resulting improvement in our overall cost of sales for the quarter was a 4 basis point improvement. Nevertheless, it is still an improvement, and that has not been the case in previous quarters this year.

As we have noted in the past, when we open new restaurants, they operate at a higher than normal ratio for both cost of sales and for payroll until they mature. So that when we look at total consolidated restaurant cost of sales for this quarter that just ended, that is when we include Houston and Boston, we actually suffered a 52 basis point deterioration from the third quarter of 2003.

Turning to payroll for comparable consolidated restaurants. We experienced a 155 basis point deterioration in total salaries and related costs in the third quarter compared to the third quarter of 2003. Here again, although we've reduced costs whenever possible during the hurricane disruptions and the convention, certain labor costs are fixed and cannot be adjusted and this hurt our performance. We were not able to cut as quickly or as much as would have been required to maintain the cost ratios of the third quarter of 2003.

We also continue to experience higher cost of benefits, primarily for health insurance, and the employer portion of payroll taxes was higher than in previous years, especially for state unemployment insurance costs.

Restaurant operating expenses in our consolidated comparable units deteriorated by 35 basis points for the quarter compared to the third quarter of 2003. Part of the increase represented professional fees. Other areas which hurt us during the quarter were insurance costs and credit card fees. These were partially offset by improvements in utility costs, repairs and maintenance and in operating supplies.

Our occupancy and related expenses were 60 basis points higher in the third quarter of 2004 than in the comparable quarter 2003, again for comparable consolidated restaurants. We were impacted by more sales growth at restaurants where percentage rent applies than at the locations where we have fixed rents.

Consolidated comparable unit marketing and promotional expenses for the quarter increased by 56 basis points from the third quarter of 2003. Much of the additional cost came from our continuing effort to promote our three owned New York restaurants.

For the company as a whole, general and administrative expenses increased by $59,000 in the third quarter compared to 2003 but improved by 31 basis points. The cost of supporting the Boston unit opening caused the increase in dollar spending, and with no planned openings in 2005, this is an area where further leveraging is anticipated in future periods.

Royalty expense rose by $31,000 compared to the third quarter of 2003 as a result of added sales from Houston and Boston. The total loss for the third quarter of $3.2 million was a major disappointment to us.

Looking at the nine months ended September 27, 2004, our total consolidated restaurant sales of 85.1 million represent a 14.2 percent increase from the nine months ended September 29, 2003. Consolidated comparable restaurants for the nine months increased by 6.2 percent from the 2003 period.

For the nine months ended September 29, cost of sales for comparable consolidated restaurants increased by 104 basis points. Now that we have seen some improvement, although small in the current quarter, the gap is narrowing on a year-to-date basis. And on a positive note, we have recently been able to lock in our requirements for filets for the remainder of 2004 at costs approximately 15 percent below the same period of 2003.

In the nine-month period, total salaries and related costs for comparable consolidated restaurants were 49 basis points higher than the 2003 period. As in the third quarter, most of the increase as a percentage of sales is in the cost of health benefits and employer paid taxes. For comparable consolidated restaurants for the nine months, marketing and promotional expenses were higher by 34 basis points, reflecting a conscious effort to promote our New York owned restaurants.

Management fee income for the three quarters ended September 29 was better than the comparable 2003 period by $232,000, primarily because we reached an agreement with the owner of the Plaza Hotel last year to guarantee minimum quarterly fees for that location effective with the first quarter of this year. Therefore, most of this is a timing issue that will reverse in the fourth quarter, and the real impact year-to-date should be regarded as more like $82,000 than $232,000.

For the nine months on a total company basis, our general and administrative expenses were lower than the nine months ended September 2003 by $124,000, and this reflected a decrease of 138 basis points. The royalty expenses were higher than 2003's first three quarters by $190,000. As you know, this expense moves in direct proportion to Smith & Wollensky owned restaurant sales.

Net interest expense for the first three quarters was $348,000 higher than the comparable period of 2003 as additional borrowing was required to fund our expansion.

Finally, under FIN 46, we now consolidate one restaurant that previously was reported as part of our management fee income. The owner's portion of the results is reflected in the line on our statement of operations entitled, "Interest in a Consolidated Variable Interest Entity," and it reflects the improvement in results at that location. The total improvement, mostly due to much improved sales at that location, was shared by the Company and the location owner. Our net loss of 3,152,000 for the nine months of 2004 compared to 1,436,000 for 2003's first three quarters is a major disappointment. We are, however, encouraged by the return to a better sales trend in October, the strong initial public response to our Boston location and the recent positive trend in the cost of beef.

With that, I would like to open it up for any questions you may have, and Alan and I will both be happy to try to answer those.



+++ q-and-a
Operator: (OPERATOR INSTRUCTIONS). Dennis Forst. KeyBank.

Dennis Forst: Good afternoon, guys. I had a question about food cost going forward. I think Alan did you say that filets are 15 percent lower? Is that for the remainder of this year, or what is the time period?

Alan Mandel: We locked in approximately a week ago, and we locked for quantities that will carry us through the end of the year at approximately 15 percent below the weighted cost of the product that we purchased in the same period last year.

Dennis Forst: Is that as long as you can typically lock in different cuts of beef? (multiple speakers)

Alan Mandel: Sometimes in the past we have been able to get a little longer than that, but right now just getting a lock was a positive. We have had periods where we have seen -- a brief one or two-week period where we have seen some reduction, but this is the first time we have been able to effectively do a lock in a number of months.

Dennis Forst: Okay. And why do you want to lock in? Are you expecting beef prices to go up from here?

Alan Mandel: Frankly it was a decision that said it would allow us to have such a favorable comparison to last year that we were willing to accept that we may have bought and done this at the 10 or 15 cents a pound above what it might eventually get to, but we did not want to take the risk. You cannot be certain that other factors won't turn around on you, and we thought it was a good prudent risk for the Company to take.

Operator: (OPERATOR INSTRUCTIONS). Dan Vincent. The Vincent Group.

Dan Vincent: I'm curious to find out if Boston is going to open up for lunches?

Alan Mandel: For lunches? Alan, do you want to comment on Boston for lunches?

Alan Stillman: Boston for lunch is going to open up mid-January.

Dan Vincent: Mid-January? And then a second question if you don't mind, I'm curious about the Smith & Wollensky bottled wine. It is going to be a private-label I presume and by whom?

Alan Stillman: It is being bottled by Gerard Winery, which is an extremely upscale winery in Napa Valley, California. They are more or less bottling a similar wine to what they sell to us, and we sell on our wine list between $88 and $95 a bottle, and we're selling our wine for $59 a bottle in all of our restaurants other than Las Vegas, which is a bit higher.

Dan Vincent: And retail?

Alan Stillman: We have not gotten to retail yet. That is our next step. We actually have sold 28 cases to a distributor, but we have not pushed forward with the effort. We actually have to find out whether Gerard is capable of making more wine than we are using. Of course, we are up to 4000 cases a year for ourselves. So before we go out and sell retail, we want to make sure that they have enough of a supply of the same wine so that people that buy retail get the same wine that they are getting in our restaurants.

Dan Vincent: Great. (multiple speakers) I'm sorry?

Alan Stillman: That wine was just rated in the Wine Spectator 87, which compares wildly favorably with a dozen upscale wineries that sell for double and sometimes even more than that of what our wine sells for such as Stag's Leap, Cakebread, and others that got rated either, got rated between 85 and 89. So we are quite happy with the rating, and we are considering what to do with that on a public relations basis.

Dan Vincent: Well, that is great. That is great. Thank you for opening up here in Boston, too.

Alan Stillman: Well, we hope you enjoy it.

Operator: (OPERATOR INSTRUCTIONS). Gentlemen, there appear to be no further questions at this time. Would you like to make any closing remarks?

Alan Stillman: Yes. I think that what we would like to say is we hope and we think that the third quarter was certainly not typical. It was atypical for all of the reasons that we stated, and if you add up all the things that happened from hurricanes to conventions, we think that once we are rid of those and the Boston opening starts to click in and make money on the bottom line, we hope that we will have better reports for you in the next few quarters.

Thank you very much for listening. Thanks for tuning in, and we hope that you enjoy coming to our restaurants.

Operator: Thank you and thank you, callers. That does conclude today's conference. You may disconnect your lines at this time and have a wonderful day.